Exhibit 10.1

LENNOX INTERNATIONAL INC.

EMPLOYMENT AGREEMENT

Todd Teske Lead Independent Director

Dear Alok,

As a key employee, essential to the company’s future profitability, growth, and financial strength, Lennox International Inc. is providing you with this letter agreement (including exhibits) in order to establish the material terms of your employment with Lennox (the “Agreement”). The specific commitments of you and Lennox that are set forth in this Agreement are intended as consideration to induce each party to enter into the Agreement. Each party agrees that this consideration is adequate for those commitments.

The term “Employee” is used to refer to you in this Agreement where appropriate. The term “Lennox” is used to refer to Lennox International Inc., as well as its subsidiaries and related companies. The terms of this Agreement are set forth in the body of this letter Agreement as well as in the Exhibits to this letter, which are incorporated by reference. The specific terms of the Exhibits are controlling should there be any confusion or conflict between them and this letter Agreement. With the signing by both parties of this Agreement, you and Lennox agree to the following:

1.

Nature of Employment. You and Lennox have agreed that your employment relationship with Lennox will no longer be “at will” and terminable by either party at any time. Instead, this employment relationship will be governed by the terms of this Agreement for as long as it remains in effect and even after its termination for any provisions, which by their terms survive. The terms agreed upon by you and Lennox provide the consideration and inducement for each party to enter into this Agreement and are described more fully throughout the body of this Agreement and the attached Exhibits A through C.

2.

Term of Agreement; Termination Date. This Agreement will become effective on your commencement of employment with Lennox (the “Effective Date”) and will be in effect until December 31 of that year and thereafter for a series of one-year terms.

3.

Termination of Employment. Your employment with Lennox may be terminated for a number of reasons prior to the expiration of any term of this Agreement as described below. The rights of each party under each circumstance will vary and are described in the attached Exhibits. More specifically, if Lennox terminates your employment for any reason other than for “Cause,” as defined in Section B.3 of Exhibit A, or if you terminate this Agreement for “Good Reason,” as defined in subsection (e) below, or if you become permanently disabled, you will be entitled to receive, in addition to any other compensation or benefits described in Section B.2 of Exhibit A, severance benefits consisting of either the Normal Severance Payment defined in Section 2 of Exhibit C or the Enhanced Severance Payment defined in Section 3 of Exhibit C as determined by those provisions. However, the provisions of Section C.2 of Exhibit A will continue to be effective after the termination of this Agreement regardless of the reason for your termination.

a.

Termination by Employee. You may terminate your employment at any time upon 30 days’ notice to Lennox (or a lesser period if approved by Lennox) of your intent to terminate or not to renew this Agreement and, in that event, Lennox will be obligated only to pay you your Base Salary and other applicable benefits provided to employees in your position that are effective at the time of the voluntary resignation up to the effective date of termination only.

b.

Termination for Cause. Lennox may terminate your employment at any time for Cause, as defined in Section B.3 of Exhibit A, to be effective immediately upon delivery to you of notice of termination. If Lennox terminates you for Cause, you are only entitled to receive your Base Salary and other applicable benefits provided to employees in your position that are effective at the time of termination up through the effective date of termination.

c.

Termination Other than for Cause. Your employment may also be terminated by Lennox other than for Cause at any time (including Lennox’s non-renewal of the Agreement) but such a decision triggers certain defined benefits for you. In the event Lennox elects to terminate you under this provision, Lennox agrees to pay either the Normal Severance Payment as defined in Section 2 of Exhibit C or, at your option, the Enhanced Severance Payment as defined in Section 3 of Exhibit C, provided you comply with all requirements described in Section 3 of Exhibit C. These benefits are contractually defined by this Agreement and are not dependent on the other benefits policies of Lennox at the time of your termination.

d.

Termination as a Result of Disability or Death. Should you die or become permanently disabled (completely unable to perform your duties as defined in the benefit plans of Lennox) during the term of this Agreement, your employment will be terminated effective as of the date of your death or permanent disability.

e.

Termination for Good Reason. Your employment may be terminated by you for Good Reason. In such event, you will be entitled to either the Normal Severance Payment, as defined in Section 2 of Exhibit C, or, at your option, the Enhanced Severance Payment, as defined in Section 3 of Exhibit C, provided you comply with all requirements described in Section 3 of Exhibit C. Good Reason means:

i.	any change in Employee’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities inconsistent

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with the position of Chief Executive Officer, excluding for this purpose any de minimus changes and excluding an isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by Lennox promptly after receipt of notice given by Employee;

ii.

any failure by Lennox to comply with any of the provisions of this Agreement, other than an isolated, insubstantial, or inadvertent failure not occurring in bad faith and which is remedied by Lennox promptly after receipt of notice given by Employee;

iii	the relocation of the principal place of Employee’s employment by more than thirty-five (35) miles from Lennox’s company headquarters, which, as of the Effective Date, is in Richardson, Texas; or

iv.	any failure by the Board of Directors to nominate the Employee for election by the shareholders as a Director

f.

Withholdings From Payment/Offset. Any payments made by Lennox to you under Section 3 will be subject to all applicable local, state, federal or foreign taxes, including, without limitation, income tax, withholding tax, and social security tax. Further, to the extent you have, on the date of termination, any outstanding debts or financial obligations to Lennox, including, but not limited to, loans, overpayment of wages, bonuses or other forms of incentive payments, unauthorized travel or purchasing expenses, or theft of Lennox’s funds or property, you agree that Lennox will be entitled to set off against and withhold from such payments due you for such debts or obligations.

4.

Nonpayment upon Breach. Notwithstanding anything in this Agreement to the contrary, at any time after the date of termination, if you, by any intentional or grossly negligent action or omission to act, breach any covenant, agreement, condition, or obligation contained herein, Lennox is entitled to cease making any payments and to cease providing any of the benefits to you under this Agreement. Additionally, Lennox reserves the right to seek repayment of any amounts previously paid hereunder along with recovery of any other damages caused by you.

5.

Resolution of Disputes. In the event that any employment dispute as defined in Section A of Exhibit B arises between Lennox and you, the parties will make all efforts to resolve any such dispute through informal means. If these informal attempts at resolution fail, Lennox and you agree to and will submit the dispute to final and binding arbitration pursuant to the policy and terms outlined in Exhibit B, to which the parties expressly agree to be bound. You fully and completely understand and agree that arbitration is the exclusive forum for all such arbitrable disputes and that the parties are giving up all rights to a court trial or jury trial; however, by agreeing to the policy for resolution of disputes outlined in Exhibit B, Lennox and you agree that the parties are not waiving any substantive rights or remedies to which they would otherwise be entitled.

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6.

Waiver, Modification, and Integration. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party. This Agreement, which includes all Exhibits referenced or attached, expresses the entire agreement of the parties concerning matters contained herein and supersedes all prior and contemporaneous representations, understandings, and agreement, either oral or in writing, between the parties hereto with respect to such matters and all such prior or contemporaneous representations, understandings, and agreements, both oral and written, are hereby terminated. This Agreement may not be modified, altered, or amended except by written agreement of the Employee and the Chief Executive Officer, except when the Chief Executive Officer is involved, and in that event, an official designated by the Board of Directors for Lennox.

7.

Binding Effect. This Agreement will be binding and effective upon Lennox and its successors and permitted assigns, and upon you, your heirs, and representatives. You hereby represent and warrant to Lennox that you have not previously assumed any obligations inconsistent with those contained in this Agreement, including, but not limited to, covenants not to compete with another person, firm, corporation, or other entity.

8.

Governing Law, Venue and Personal Jurisdiction. It is the intention of the parties that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto. The parties agree that venue for all disputes will be in Dallas County, Texas. The parties further agree to submit to personal jurisdiction in Dallas County, Texas.

Sincerely,

LENNOX INTERNATIONAL INC.

/s/ Todd J. Teske
Todd J. Teske
Lead Independent Director

EMPLOYEE

ACCEPTED AND AGREED this 18th day of March, 2022

/s/ Alok Maskara
Alok Maskara

EXHIBIT A

TERMS OF EMPLOYMENT

A.

Renewal. On January 1 of each year (the “Anniversary Date”) after the end of the first term and for each year thereafter, this Agreement will be automatically renewed for an additional year, unless either party notifies the other in writing at least 30 days prior to the Anniversary Date that it does not wish to renew the Agreement. No reason need be given by either party for the non-renewal of the Agreement. If Lennox elects not to renew, however, Employee is nevertheless entitled to the benefits provided in this Agreement, subject to all of its provisions. If Employee elects not to renew, Employee will receive only those benefits provided upon voluntary termination as described in Section 3(a) of the letter agreement.

B.	Agreements by Lennox.

1.

Employee Duties. Lennox will assign to the Employee such duties and responsibilities that it deems appropriate to be performed by an employee holding Employee’s position and/or job title on a permanent basis; provided, however, that Lennox can assign other duties on a temporary basis.

2.

Employee Compensation. Employee will receive a salary of that amount in effect at the initial effective or subsequent renewal dates of this Agreement (as may be, from time to time, adjusted in accordance with Lennox’s applicable salary policies which may be changed by Lennox in its sole discretion), payable in accordance with the then applicable payroll policies and subject to all required and authorized withholdings and deductions (“Base Salary”). When calculated on an annual basis, this is referred to as Annual Base Salary, and when calculated on a monthly basis, this is referred to as Monthly Base Salary. The Base Salary will be set in accordance with Lennox’s policy regarding salaries and will not be reduced during the annual term of the Agreement unless Employee’s job duties are changed, in which circumstance Lennox reserves the right to lessen Employee’s compensation by no more than ten percent for the remainder of the year without such change amounting to a breach or termination of this Agreement. Employee will be eligible for such short-term bonuses, stock options, long-term incentive program payments, and fringe benefits as are applicable to other similarly situated employees pursuant to Lennox’s then applicable policies and plans. Benefits may be subject to periodic review and may be changed by Lennox in its sole discretion.

3.

Termination for Cause Defined. Lennox may terminate Employee’s employment, at any time, for Cause as set forth in Section 3(b) of the body of the letter portion of the Agreement. “Cause” is defined as (a) any violation by Employee of Lennox’s written policies as they may exist or be created or modified from time to time in the future, including, as examples and not as a limitation of the policies to which an Employee may be subject, those policies prohibiting discrimination in the workplace, including the prohibition of harassment, on the ground of race, sex, religion, age or any other prohibited basis; (b) any state or federal criminal conviction, including, but not limited to, entry of a plea of nolo contendere or deferred adjudication upon a felony or misdemeanor charge; (c) the commission by Employee of any material act of misconduct or dishonesty; (d) any intentional or grossly negligent action or omission to act which breaches any covenant, agreement, condition or obligation contained in this Agreement; or (e) acts that in any way have a direct, substantial and adverse effect on Lennox’s reputation.

Lennox’s determination to terminate for Cause is subject to the Employee’s rights to a resolution of a dispute of that determination as provided in Exhibit B of this Agreement.

4.

Payments upon Disability or Death. In the event Employee dies or becomes permanently disabled during the term of the Agreement, Employee or Employee’s designated beneficiaries will be entitled to the payments described in Section 3(c) of the letter portion of the Agreement, together with any other benefits provided to employees in an equivalent position in effect at that time. Should Employee die during the severance period, severance payments will cease on the date of Employee’s death (if Employee is receiving the normal severance benefit) or the expiration of the twelfth- or twenty-fourth-month severance period, as applicable (if Employee has agreed to the terms of the enhanced severance benefit). Any payments after Employee’s death that may be due hereunder will be paid to Employee’s beneficiary named in connection with Exhibit D of this Agreement, or if no such designation has been made by Employee, then to Employee’s executors, administrators, heirs, personal representatives, successors, or assigns, as the case may be.

C.	Agreements by Employee.

1.

Effort and Cooperation. Employee agrees to devote his or her full efforts and time to the performance of this Agreement and will not, without the prior written consent of the Chief Executive Officer, or in the event the Chief Executive Officer is involved, a designee assigned by the Board of Directors, engage in any other employment, business, or other activity that would materially interfere with the performance of his or her duties under this Agreement. Employee further agrees that following his or her termination from employment, Employee will provide reasonable cooperation with and assistance to Lennox in all respects, including, but not limited to, the transition of his or her duties and responsibilities, cooperation on any project for a reasonable period not to exceed six months, or any litigation involving Lennox related to Employee’s period of employment at Lennox at any time such litigation may occur. Lennox will reimburse Employee for any reasonable expenses incurred.

2.

Protective Covenants. Employee recognizes that Employee’s employment by Lennox is one of the highest trust and confidence. In return for the Employee’s agreement to the protective covenants herein, Lennox agrees that (i) Employee will become fully familiar with many aspects of Lennox’s business, including future changes customarily related to the performance of the duties of Employee’s position during the term of the Agreement; (ii) Employee will be given access to proprietary confidential information of Lennox or its customers and other information which is of special and peculiar commercial or competitive value to Lennox or its customers for use in connection with Lennox’s business, which proprietary confidential information is for the sole and exclusive benefit of Lennox; (iii) Employee will be given all specialized training necessary to perform his or her assigned duties; and (iv) Employee will be provided with Lennox’s goodwill in dealing with customers, vendors and potential business contacts. The parties agree and stipulate that the restrictions provided for below in Section C.2 (the “Protective Covenants”) are reasonable and necessary to protect Lennox’s legitimate interests and are not an unreasonable restraint on Employee’s ability to earn a living.

Employee acknowledges and agrees that if any such proprietary and confidential information of either Lennox or its customers were to become known by any persons outside of Lennox with a need to have such information, hardship, loss or irreparable injury and damage could result to Lennox or its customers which would be difficult if not impossible to measure. Therefore, Employee agrees that (i) it is necessary for Lennox to protect its business and that of its customers from such damage; (ii) that the information is of a confidential nature; (iii) that the following covenants constitute a reasonable and appropriate means, consistent with the best interests of both Employee and Lennox, to protect Lennox and its customers against such damage and to protect the value of their confidential proprietary information; (iv) that the following covenants are agreed to as a term and condition of Employee’s continued employment with Lennox and are supported by adequate consideration from Lennox; and (v) that those covenants will apply to and be binding upon Employee as provided herein:

a.

Trade Secrets, Proprietary and Confidential Information. Employee will have access to, and contact with certain trade secrets and confidential and proprietary information of Lennox, including, without limitation, unique skills, concepts, sales presentations, marketing programs, marketing strategy, business practices, methods of operation, systems, sales methods, proposals, customer lists, customer leads, documents identifying past, present and future customers, hiring and training methods, financial and other customer data, lists of agents, and other confidential information (“Trade Secrets”). Employee agrees to protect and safeguard the Trade Secrets, business practices, and confidential and proprietary information of Lennox. Employee further agrees and covenants that, except as may be required by Lennox in connection with this Agreement, or with the prior written consent of Lennox, Employee will not, either during his or her employment with Lennox or thereafter, directly or indirectly, use for Employee’s own benefit or for the benefit of another, disclose, disseminate, or distribute to another, any Trade Secret, business practice, or confidential or proprietary information (whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others) of Lennox or of others with whom Lennox has a business relationship. Such Trade Secrets, business practices, and confidential and proprietary information include, but are not limited to, Lennox’s patents, trademarks, licenses, and technical information concerning its operations, data bases, Lennox’s sales information and marketing strategy, the identities of Lennox’s customers, contractors, suppliers, and others with whom Lennox has a business relationship, Lennox’s arrangements with such parties, Lennox’s customer lists and Lennox’s pricing policies and strategy. All memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Employee during the term of Employee’s employment with Lennox, arising out of, in connection with, or related to any activity or business of Lennox, including, but not limited to, Lennox’s customers, contractors, suppliers, or others with whom Lennox has a business relationship, Lennox’s arrangements with such parties, and Lennox’s pricing policies and strategy, are, and will continue to be, the sole and exclusive property of Lennox, and will, together with all copies thereof and all advertising literature, be returned and delivered to Lennox by Employee immediately, without demand, upon the termination of the Employee’s employment with Lennox or will be returned at any time upon Lennox’s demand.

b.

Non-Competition after Employment. Employee agrees that for a period of 24 complete calendar months following the termination of employment from Lennox for any reason, Employee will not be employed with, or otherwise assist, any Competing Business in any state in the United States, any province in Canada, or in any substantially similar political subdivision of any other country where Employee has assisted Lennox in doing business while employed with Lennox. The foregoing does not prohibit ownership of less than 2% of the outstanding stock of a publicly traded company or passive mutual fund investments so long as Employee’s ownership does not involve a controlling interest or other active role in such company. “Competing Business” means any person or entity engaged in activities that involve the conception, development, sale, servicing, or production of any goods or services that are substantially similar in form or purpose to Lennox’s goods or services or that would otherwise displace the business opportunities for Lennox’s goods and services. Person or entity is broadly defined and includes Employee, whether operating as a sole proprietorship or in any other manner.

c.

Conflict of Interest. Employee agrees that for the duration of this Agreement, he will not engage, either directly or indirectly, in any activity that might adversely affect Lennox, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer, or other entity with which Lennox does business. Employee further agrees to promptly inform a corporate officer of Lennox as to each offer received by

Employee to engage in any such activity and to disclose any other facts of which Employee becomes aware that might involve or give rise to a conflict or potential conflict of interest.

d.

Restrictions on Diverting Employees of Lennox. Employee agrees that during employment with Lennox, and for a period of 24 complete calendar months following the termination of employment, Employee will not, either directly or indirectly (including through the efforts of others), call on, solicit, induce, or attempt to induce any of the employees or officers of Lennox that Employee had knowledge of, or association with, during Employee’s employment with Lennox to terminate their association with Lennox.

e.

Restrictions on Diverting Vendors or Contractors. Employee agrees that during his or her employment with Lennox, and for a period of 24 complete calendar months following his or her termination of employment, Employee will not, either directly or indirectly (including through the efforts of others), call on, solicit, or induce any of Lennox’s vendors or suppliers that Employee had contact with, direct knowledge of through his or her position with Lennox, or associated with in the course of employment with Lennox to terminate their association with Lennox.

f.

Restrictions on Soliciting Customers. For a period of 24 complete calendar months following the termination of employment, Employee will not directly or indirectly (including through the efforts of others) (i) call on, service, or solicit customers on behalf of a Competing Business; (ii) provide consulting services regarding the same from customers of Lennox that Employee had (a) direct contact with or (b) access to information and files as part of Employee’s duties with Lennox within the previous 24 months; or (iii) induce or encourage customers on behalf of a Competing Business not to do business or reduce its business with Lennox.

g.

Disclosure/Limitations. Employee represents and warrants that he or she (i) will not use or disclose in the performance of Employee’s duties hereunder, trade secrets or confidential information of any third party that he or she may have obtained prior to signing this Agreement, or (ii) is not limited by the terms of any contract or other restrictions(s) from performing any and all duties for Lennox as contemplated by this Agreement.

h.

Remedies. In the event of breach or threatened breach by Employee of any provision of Section C.2 hereof, Lennox will be entitled to (i) cease any payments under this Agreement as set forth in Section 4 of the letter portion of the Agreement; (ii) relief by temporary restraining order, temporary injunction, and/or permanent injunction; (iii) recovery of all attorneys’ fees and costs incurred by Lennox in obtaining such relief; and (iv) any other legal and equitable relief to which it may be entitled, including any and all monetary damages. Lennox has the right to pursue partial enforcement and/or to seek declaratory relief regarding the enforceable scope of this Agreement without penalty and without waiving Lennox’s right to pursue any other available remedy.

i.

Survival of Covenants. Each covenant of Employee set forth in Section C.2 will survive the termination of Employee’s employment. The existence of any claim or cause of action by Employee against Lennox, whether related to this Agreement or otherwise, will not constitute a defense to the enforcement of the covenants in Section C.2. In the event an enforcement remedy is necessary under Section C.2, the restricted time periods provided for in Section C.2 will commence on the date enforcement is ordered and complied with by Employee and will be extended by the period of noncompliance.

j.

Acknowledgment of Ancillary Agreements and Consideration. Employee acknowledges that his or her agreement to be bound by the protective covenants set forth in Section C.2 is the inducement for Lennox (i) to enter into the other terms of this Agreement; (ii) to modify existing employment agreements or other contracts, if any, affected by this Agreement; (iii) to initiate or continue the employment of Employee pursuant to the terms of this Agreement; (iv) to provide Employee with initial or continued use or access to confidential proprietary information of Lennox; and (v) to provide the Employee with unique and specialized training regarding Lennox’s Trade Secrets, business practices and marketing strategy, to provide use of goodwill as a representative of Lennox and to ensure business expertise in developing relations with third parties. Employee agrees that each agreement of Lennox set forth in this Agreement is otherwise enforceable and independently sufficient to support all the protective covenants in Section C.2.

D.

Severability. If any provision or restriction contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then it will be modified to conform with the law so as to be enforceable. In the event the provision or restriction is incapable of modification to render it enforceable, the provision or restriction will be stricken, and all other provisions will remain in full force and effect.

E.

Notices. All communications required or allowed under this Agreement will be in writing and will be deemed to have been delivered on the date personally delivered or on the date deposited in the United States Postal Service, postage prepaid, by certified mail, return receipt requested, addressed to you at your then current residential address and to Lennox at:

Lennox International Inc.

2140 Lake Park Blvd.

Richardson, Texas 75080-2254

Attn: Chief Legal Officer

EXHIBIT B

POLICY FOR RESOLUTION OF DISPUTES

A.    Agreement to Arbitrate.

1.

Arbitrable Disputes. This Policy covers any legal dispute between the parties, as set forth below, except for Lennox’s right to seek enforcement of Employee’s protective covenants set forth in Section C.2 of Exhibit A or Employee’s claims related to workers compensation and/or unemployment insurance. The disputes subject to this policy are all those other disputes between the parties arising from any breach or alleged breach of this Agreement or as to Employee’s termination or as to any allegation by the Employee that Lennox has violated any of the Employee’s rights under state or federal employment or civil rights laws, or any other laws, statutes or constitutional provisions, including, but not limited to, the following: unlawful discrimination or harassment; claims based on any purported breach of contractual obligations; claims based on any purported breach of duty arising in tort, including violations of public policy; as well as any actions recognized under common law or the combination of any of these claims; and any claims against supervisors or agents of Lennox for which the supervisors or agents were acting in the course and scope of their employment or making any decisions or comments related to or connected with employment, even if the supervisor or agent was not acting within the course and scope of employment, will be resolved in accordance with the provisions of this Policy for Resolution of Disputes as set forth herein. All arbitrable disputes are subject to applicable statutes of limitations and other affirmative defenses recognized by law. Employee or Lennox may seek a court order to enforce or compel arbitration pursuant to the terms of this Policy.

2.

Acceptance of Policy. By accepting or continuing employment with Lennox, for the provision of a term of employment provided by Lennox, for Lennox’s agreement to pay a severance package, and for Lennox’s agreement to provide Employee access to confidential information, Employee and Lennox agree that arbitration is the exclusive remedy for all arbitrable disputes.

3.

Governing Law/Waiver of Rights. THIS POLICY AND AGREEMENT TO ARBITRATE IS MADE PURSUANT TO THE FEDERAL ARBITRATION ACT AND APPLICABLE STATE LAWS REGARDING ARBITRATION AND IS A FULL AND COMPLETE WAIVER OF THE PARTIES’ RIGHTS TO A CIVIL COURT ACTION AND RIGHTS TO A TRIAL BY JURY.

B.    Request for Arbitration.

1.    Attempt at Informal Resolution of Disputes.

a.	Prior to submission of any dispute to arbitration, Lennox and the Employee will attempt to resolve the dispute informally as set forth below.

b.

Lennox and the Employee will select a mutually acceptable mediator from a list provided by an American Arbitration Association Employment Dispute Division or other similar agency who will assist the parties in attempting to reach a settlement of the dispute. The mediator may make settlement suggestions to the parties but will not have the power to impose a settlement upon them. If the dispute is resolved in mediation, the matter will be deemed closed. If the dispute is not resolved in mediation and goes to the next step (binding arbitration), any proposals or compromises suggested by either of the parties or the mediator will not be referred to or have any bearing on the arbitration procedure. The mediator cannot also serve as the arbitrator in the subsequent proceeding unless all parties expressly agree in writing.

2.

Arbitration Procedures. The moving party or his/her representative must submit a “Request for Arbitration” in writing to the opposing party. If the opposing party is Lennox, it should be sent to the Chief Executive Officer of Lennox. The “Request for Arbitration” must be submitted within the greater of 300 days or the applicable statute of limitation that would apply if the claim had been brought in court of (i) the termination of employment (including resignation), (ii) the incident giving rise to the dispute or claim, or (iii) in the case of unlawful discrimination, including sexual or other unlawful harassment, the alleged conduct. This time limitation will not be extended for any reason and will not be subject to tolling, equitable or otherwise. If the “Request for Arbitration” is not submitted in accordance with the aforementioned time limitations, the moving party will not be able to bring its claim to this or any other forum. The Employee can obtain a “Request for Arbitration” form from the Human Resource Department of Lennox International Inc. or other party designated by the Chief Executive Officer. Alternatively, the Employee can create his/her own “Request for Arbitration” form, as long as it clearly states “Request for Arbitration” at the beginning of the first page. The “Request for Arbitration” must include the following information:

a.	A factual description of the dispute in sufficient detail to advise the non-moving party of the nature of the dispute;

b.	The date when the dispute first arose;

c.	The names, work locations, telephone numbers of any co-workers or supervisors with knowledge of the dispute; and

d.	The relief requested.

The non-moving party will respond in a timely manner to this “Request for Arbitration,” so that the parties can begin the process of selecting an arbitrator. Such response may include any counterclaims that the non-moving party chooses to bring.

3.

Selection of the Arbitrator. All disputes will be resolved by a single arbitrator. The arbitrator will be mutually selected by Lennox and the Employee. If the parties cannot agree on an arbitrator, then a list of seven arbitrators, experienced in employment matters, will be provided by the American Arbitration Association. The arbitrator will be selected by the parties who will alternately strike names from the list. The last name remaining on the list will be the arbitrator selected to resolve the dispute. Upon selection, the arbitrator will set an appropriate time, date, and place for the arbitration, after conferring with the parties to the dispute.

4.	Arbitrator’s Authority. The arbitrator will have the powers enumerated below:

a.	Ruling on motions regarding discovery, and ruling on procedural and evidentiary issues arising during the arbitration;

b.

Issuing protective orders on the motion of any party or third-party witness (such protective orders may include, but not be limited to, sealing the record of the arbitration, in whole or in part (including discovery proceedings and motions, transcripts, and the decision and award), to protect the privacy or other constitutional or statutory rights of parties and/or witnesses);

c.

Determining only the issue(s) submitted to him/her (the issue(s) must be identified in the “Request for Arbitration” or counterclaims, and any issue(s) not so identified in those documents will be deemed to be and is/are outside the scope of the arbitrator’s jurisdiction, and any award involving those issue(s) will be subject to a motion to vacate);

d.	Shall have no authority to violate state or federal law; and

e.	Issuing written opinions on the issues raised in the Arbitration.

5.	Pleadings.

a.	A copy of the “Request for Arbitration” will be forwarded to the arbitrator within five calendar days of his/her selection.

b.

Within 10 calendar days following submission of the “Request for Arbitration” to the arbitrator, the non-moving party will respond in writing by answer and/or demurrer to the “Request for Arbitration” to the arbitrator with a copy to the moving party.

c.	The answer to the “Request for Arbitration” will include the following information:

(1)	a response, by admission or denial, to each claim set forth in the “Request for Arbitration”;

(2)	all affirmative defenses asserted to each claim; and

(3)	all counterclaims and any related third-party claims.

d.

If the non-moving party contends that some or all of the claims set forth in the “Request for Arbitration” are barred as a matter of law, it may respond by demurrer setting forth the legal authorities in support of its position. If the non-moving party demurs to less than the entire “Request for Arbitration,” it must answer those claims to which it does not demur at the same time that it submits its demurrer.

e.	The moving party will have 20 calendar days to oppose the demurrer. Any opposition must be in writing and served on the arbitrator and the non-moving party.

f.

If the answer alleges a counterclaim, within 20 days of service of the answer, the moving party will answer and/or demur to the counterclaim in writing and serve the answer and/or demurrer on the arbitrator and the non-moving party. If the moving party demurs to any counterclaim, the non-moving party will have 20 calendar days from its receipt of the demurrer to submit a written opposition to the demurrer to the moving party and the arbitrator.

g.	The arbitrator will rule on demurrer(s) to any claims and/or counterclaims within 15 calendar days of service of the moving and opposition papers.

h.

If any demurrer is overruled, the moving party must answer those claims to which it demurred within five calendar days of the receipt of the arbitrator’s ruling. The answer must be served on the arbitrator and the opposing party.

i.

When all claims and counterclaims have been answered, the arbitrator will set a time and place for hearing which will be no earlier than three months from the day on which the parties are notified of the date of hearing and no later than 12 months from the date on which the arbitrator sets the date for the hearing.

6.	Discovery. The discovery process will proceed and be governed as follows:

a.	Parties may obtain discovery by any of the following methods:

(1)	depositions upon oral examination, one per side as of right, with more permitted if leave is obtained from the arbitrator;

(2)	written interrogatories, up to a maximum combined total of 20, with the responding party having 20 days to respond;

(3)

request for production of documents or things or permission to enter upon land or other property for inspection, with the responding party having 20 days to produce the documents and allow entry or to file objections to the request; and

(4)	physical and mental examination, in accordance with the Federal Rules of Civil Procedure, Rule 35(a).

b.	Any motion to compel production, answers to interrogatories or entry onto land or property must be made to the arbitrator within 15 days of receipt of objections.

c.	All discovery requests will be submitted no less than 60 days before the hearing date.

d.	The scope of discoverable evidence will be in accordance with Federal Rule of Civil Procedure 26(b)(1).

e.

The arbitrator will have the power to enforce the aforementioned discovery rights and obligations by the imposition of the same terms, conditions, consequences, liabilities, sanctions, and penalties as can or may be imposed in like circumstances in a civil action by a federal court under the Federal Rules of Civil Procedure, except the power to order the arrest or imprisonment of a person.

7.	Hearing Procedure. The hearing will proceed according to the American Arbitration Association’s Rules with the following amendments:

a.	The arbitrator will rule at the outset of the arbitration on procedural issues that bear on whether the arbitration is allowed to proceed.

b.	Each party has the burden of proving each element of its claim or counterclaims, and each party has the burden of proving any of its affirmative defenses.

c.

In addition to, or in lieu of, closing arguments, either party will have the right to present post-hearing briefs, and the due date for exchanging post-hearing briefs will be mutually agreed on by the parties and the arbitrator.

8.

Substantive Law. The applicable substantive law will be the law of the State of Texas or federal law. If both federal and state law speak to a cause of action, the Employee will have the right to elect his/her choice of law. However, choice of law in no way affects the procedural aspects of the arbitration, which are exclusively governed by the provisions of this Policy.

9.	Opinion and Award. The arbitrator will issue a written opinion and award, in conformance with the following requirements:

a.	The opinion and award must be signed and dated by the arbitrator.

b.	The arbitrator’s opinion and award will decide all issues submitted.

c.	The arbitrator’s opinion and award will set forth the legal principles supporting each part of the opinion.

d.	The arbitrator will have the same authority to award remedies and damages as provided to a judge and/or jury under parallel circumstances.

10.

Enforcement of Arbitrator’s Award. Following the issuance of the arbitrator’s decision, any party may petition a court to confirm, enforce, correct, or vacate the arbitrator’s opinion and award under the Federal Arbitration Act.

11. Fees	and Costs. Fees and costs will be allocated in the following manner:

a.	Each party will be responsible for its own attorneys’ fees, except as provided by law.

b.	The Employee will pay a $150 filing fee to be paid to the arbitration agency. Lennox will bear the remainder of the arbitrator’s fees and any costs associated with the facilities for the arbitration.

c.

Lennox and the Employee will each bear an equal one-half of any court reporters’ fees, assuming both parties want a transcript of the proceeding. If one party elects not to receive a transcript of the proceedings, the other party will bear all of the court reporters’ fee. However, such an election must be made when the arrangements for the court reporter are being made.

d.	Each party will be responsible for its costs associated with discovery.

C.

Confidentiality.    Neither party may disclose the existence, content, or resolution of the mediation or arbitration (including the contents of this agreement) to any person or entity without the prior written consent of the other party unless required by law. Both parties will use their best efforts to prevent any publicity or disclosure by any third party, including the Arbitrator. Notwithstanding the above, Employee is permitted to make confidential disclosures as required to his or her accountants, attorneys, spouse, or governmental taxing authorities. As applicable to Lennox, the term “person” or “entity” refers to persons/entities that are not employed or retained by Lennox or do not represent Lennox in a business or professional capacity.

D.

Severability. In the event that any provision of this Policy is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable to any extent, such term or provision will be enforced to the extent permissible under the law and all remaining terms and provisions of this Policy will continue in full force and effect.

EXHIBIT C

SEVERANCE TERMS

1.

Effect of Protective Covenants. The provisions of Section C.2 of Exhibit A of this Agreement will continue in full force and effect regardless of whether Employee continues to be employed by Lennox and regardless of the reason Employee’s employment is terminated and regardless of the severance compensation, if any, to which Employee is entitled as set forth below.

2.

Normal Severance Compensation. Should Employee be terminated by Lennox other than for Cause (as defined in Section B.3 of Exhibit A) prior to the expiration of the term specified in Section 2 of the letter portion of the Agreement or the Agreement is not renewed by Lennox for any reason, and provided the Employee does not elect and qualify for the Enhanced Severance Payment described in Section 3 of Exhibit C set forth below, Employee will be entitled to receive monthly payments of the greater of the Employee’s Monthly Base Salary for the remainder of the Agreement’s term or three months of Employee’s Monthly Base Salary; provided that (i) if more than six months’ severance is required, the first six such monthly payments will be paid in a lump sum on the date six months, two days after the date of termination, and the remaining severance payments paid monthly thereafter or, (ii) if there are fewer than six monthly payments, all such monthly payments will be payable in a lump sum on the date six months, two days after the date of termination. Any such payments will be in addition to any other compensation or benefits applicable to an employee at Employee’s level to the extent the Employee would be eligible for such compensation or benefits under the terms of those formal programs which are applicable to all employees at Employee’s level in effect at the time of termination and, for any benefits which continue after termination, subject to any modification which is made to such programs applicable to all of the participants at such time. Nothing in this paragraph will be interpreted to extend benefits to Employee past his or her employment to which Employee would have been entitled had Employee remained employed during the period that severance is paid.

3.

Enhanced Severance Benefits. If Employee elects and meets the conditions of this Section 3 of Exhibit C and (a) Lennox terminates Employee other than for Cause (including Lennox’s non-renewal of the Agreement), (b) Employee terminates his employment for Good Reason, or (c) Employee becomes permanently disabled, Lennox agrees to pay an Enhanced Severance Payment and provide the other benefits described below (“Enhanced Severance Benefits”). The Employee must agree to execute a written General Release in a form satisfactory to Lennox of any and all possible claims against Lennox existing at the time of termination in exchange for which Lennox agrees to the following severance provisions:

(i)

Severance Payment. Lennox agrees to pay Employee’s Monthly Base Salary for a period of 12 months following the date of termination, if the termination occurs within the first three years of the Employee’s employment or if it occurs thereafter, 24 months; provided that the first six such monthly payments shall be payable in a lump sum on the date six months, two days after the date of termination. In addition, Lennox agrees to pay to the Employee, on the date six months, two days after the date of termination, in a lump sum, the total of any short-term bonus payments actually paid to the Employee over the twelve (12) month period prior to the date of termination, if the termination occurs within the first three years of the Employee’s employment or if it occurs thereafter, over the twenty-four (24) month period. The severance payments will be paid in accordance with the regular payroll policies of Lennox then in effect and each installment will be subject to regular payroll deductions and all applicable taxes.

(ii)

Perquisites. In addition to (i) above, Employee will receive on the date six months, two days after the date of termination, in a lump sum, a payment of a sum equal to 10% of the Employee’s Annual Base Salary in effect at the time of termination in lieu of the continuation of or payment for any perquisites.

(iii)

COBRA Continuation. Lennox agrees to pay COBRA premiums to allow Employee to continue to participate in Lennox’s group health plan on the same terms as other Lennox employees for up to 18 months while Employee is unemployed and not eligible for other group health insurance coverage. Should Employee remain unemployed and not otherwise eligible for other coverage at the end of 18 months, the equivalent of the COBRA premium will be paid to the employee on a month-to-month basis for up to six additional months for his or her use in obtaining health insurance coverage outside the group health plan.

(iv)

Outplacement. Lennox agrees to provide Employee with outplacement services in accordance with Lennox’s then applicable policy; provided that such outplacement expense is paid by Lennox no later than the end of the second year following the calendar year in which the date of termination occurred. Should Employee elect not to receive outplacement services, then in lieu of such outplacement services, Lennox agrees to pay Employee a lump sum payment of 10% of Employee’s Annual Base Salary on the date six months, two days after the date of termination.

(v)

Death Benefit. Employee’s beneficiary, as set forth in Exhibit D, will receive, in a lump sum, a death benefit equivalent to six months of Employee’s Monthly Base Salary in the event that the Employee should die during the period in which the Employee is entitled to any severance payment described above.

4.

Section 409A; Payments to be Separate. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed in a manner to give effect to such intention. The parties will, if necessary, amend the terms of this Agreement to the limited extent necessary in order to comply with the requirements of Section 409A. Each payment due hereunder will be considered to be separate payments due to Employee and not one of a series of payments for purposes of Section 409A.

Nothing herein will be construed to limit Employee’s right to receive any benefits and entitlements under Lennox’s ERISA or other employee benefit plans, with all such benefits being received by the Employee only to the extent allowed by and subject to the terms of any such plan as it may from time to time exist or be modified. Further, this Agreement is not intended and the parties agree that it will not be interpreted as creating any obligation for Lennox to create or maintain any employee benefit, compensation, perquisite or other plan, policy or program for its employees and Lennox retains the sole discretion to eliminate or modify any existing plan, program, or policy as it deems to be appropriate.

EXHIBIT D

DESIGNATION OF BENEFICIARY

The following represent the designation of Beneficiary for the Employee named below:

EMPLOYEE: Alok Maskara

Primary Beneficiary(s):

%*
Name	Relationship	Percent

%*
Name	Relationship	Percent

*The total should add to 100%

Contingent Beneficiary(s):

%*
Name	Relationship	Percent

%*
Name	Relationship	Percent

*The total should add to 100%

This is to confirm the designation of my Beneficiary(s) to receive any benefits provided under this Agreement which are not otherwise covered by Employee benefit plans with other designations of beneficiary(s).

EMPLOYEE

Alok Maskara

Date

D-1